EX-99.B-77D

SUB-ITEM 77D(a): The type of securities (e.g. bonds, preferred stocks, common stocks) in which it may invest, indicating the proportion of the assets which may be invested in each type of security.

Ivy Funds

Supplement dated November 16, 2011 to the

Ivy Funds Prospectus

dated July 29, 2011

and as supplemented August 18, 2011 and August 31, 2011

The following replaces the first and second sentences of the second paragraph in the “Principal Investment Strategies” section for Ivy Global Bond Fund on page 45 of the Ivy Funds prospectus:

Although the Fund invests, primarily, in investment grade securities, it may invest up to 100% of its total assets in non-investment grade bonds, commonly called junk bonds, (primarily of foreign issuers), that include bonds rated BB+ or below by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (S&P), or comparably rated by another nationally recognized statistical rating organization (NRSRO) or, if unrated, determined by IICO to be of comparable quality. The Fund will only invest in non-investment grade bonds if IICO deems the risks to be consistent with the Fund’s objectives.

The following replaces the third sentence of the second paragraph on page 142 of the Ivy Funds prospectus in the section entitled “Additional Information about Principal Investment Strategies, Other Investments and Risks” for Ivy Bond Fund:

The Fund may also invest up to 20% of its total assets in foreign securities.

The following replaces the third sentence of the third paragraph on page 142 of the Ivy Funds prospectus in the section entitled “Additional Information about Principal Investment Strategies, Other Investments and Risks” for Ivy Global Bond Fund:

The Fund, however, may invest up to 100% of its total assets in non-investment grade bonds, primarily of foreign issuers, or unrated securities determined by IICO to be of comparable quality.

The following replaces the first sentence of the third paragraph on page 144 of the Ivy Funds prospectus in the section entitled “Additional Information about Principal Investment Strategies, Other Investments and Risks” for Ivy Limited-Term Bond Fund:

The Fund may invest up to 20% of its total assets in non-investment grade debt securities.

The following replaces the third sentence of the third paragraph on page 153 of the Ivy Funds prospectus in the section entitled “Additional Information about Principal Investment Strategies, Other Investments and Risks” for Ivy Balanced Fund:

The Fund may invest up to 20% of its total assets in non-investment grade debt securities, which may include secured bank loans or floating rate notes.

Ivy Funds

Supplement dated November 16, 2011 to the

Ivy Funds Statement of Additional Information

dated July 29, 2011

and as supplemented September 9, 2011

The following replaces the information in the section entitled “The Funds, Their Investments, Related Risks and Restrictions – Investment Restrictions – Non-Fundamental Investment Restrictions – 4. Investment in debt securities:” on page 42 of the Ivy Funds statement of additional information:

Ivy Asset Strategy Fund, Ivy Asset Strategy New Opportunities Fund and Ivy International Balanced Fund may not invest more than 35% of its total assets in non-investment grade debt securities.

Each of Ivy Core Equity Fund, Ivy Dividend Opportunities Fund, Ivy Global Natural Resources Fund, Ivy Energy Fund, Ivy International Core Equity Fund, Ivy International Growth Fund, Ivy Large Cap Growth Fund, Ivy Micro Cap Growth Fund, Ivy Mid Cap Growth Fund, Ivy Pacific Opportunities Fund, Ivy Real Estate Securities Fund, Ivy Small Cap Growth Fund, Ivy Small Cap Value, Ivy Tax-Managed Equity Fund and Ivy Value Fund may invest up to 10% of its total assets in non-investment grade debt securities.

Ivy Balanced Fund may not invest more than 20% of its total assets in non-investment grade debt securities, which may include floating rate notes or secured bank loans.

Each of Ivy Bond Fund, Ivy European Opportunities Fund, Ivy Limited-Term Bond Fund, Ivy Municipal Bond Fund and Ivy Science and Technology Fund may not invest more than 20% of its total assets in non-investment grade debt securities.

Ivy Cundill Global Value Fund may not invest in excess of 20% of its total assets in Distressed Debt.

Each of Ivy Global Bond Fund and Ivy High Income Fund may invest all of its assets in non-investment grade debt securities.

Ivy Money Market Fund may not invest in non-investment grade debt securities.

Ivy Municipal Bond Fund and Ivy Municipal High Income Fund may invest up to 20% of its total assets in taxable debt securities other than municipal bonds.

Under normal circumstances, at least 65% of Ivy Municipal High Income Fund’s total assets will be invested in medium- and lower-quality municipal bonds, which are bonds rated BBB through D by S&P, or comparably rated by another NRSRO, or, if unrated, are determined by IICO to be of comparable quality. The Fund may invest in higher-quality municipal bonds, and have less than 65% of its total assets in medium- and lower-quality municipal bonds, at times when yield spreads are narrow and the higher yields do not justify the increased risk and/or when, in IICO’s opinion, there is a lack of medium- and lower-quality issues in which to invest.

The following replaces the information in the section entitled “The Funds, Their Investments, Related Risks and Restrictions – Investment Restrictions – Non-Fundamental Investment Restrictions – 5. Investment in foreign securities:” for Ivy Bond Fund on page 42 of the Ivy Funds statement of additional information:

Ivy Bond Fund may invest up to 20% of its total assets in foreign securities.